Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of ZIOPHARM Oncology, Inc. of our report dated March 3, 2014, relating to our audit of the financial statements and internal control over financial reporting, which appears in the Annual Report on Form 10-K of ZIOPHARM Oncology, Inc. for the year ended December 31, 2013.

/s/ McGladrey LLP

Boston, MA

October 14, 2014